SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  June 7, 2011

NewCardio, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)
Delaware	333-149166	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2350 Mission College Blvd., Suite 1175, Santa Clara, CA		95054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(408) 516-5000
N/A
(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 7, 2011, NewCardio, Inc. (the “Company”) and its lenders mutually agreed to extend the due date of the $300,000 advance from the May 2011 draw down request under the $1.5 million credit line arrangement that was entered into in July 2010 until June 13, 2011.  All advances under the $1.5 million credit line arrangement bear interest at the rate of 12% per annum and are due and payable, together with (i) any additional draw downs that the Company accesses through the expiration of the line in July 31, 2011, (ii) the Company’s outstanding indebtedness under its former $3 million credit facility, and all accrued interest on the outstanding indebtedness under both credit line arrangements, on September 30, 2011.

Under the terms of the Securities Purchase Agreement governing the credit line, the lenders have the right, exercisable for a period of 20 business days following each draw down, to appoint a majority of the Company’s board of directors.  As of the date hereof, the lenders have not exercised this right.

Item 8.01     Other Information.

In May 2011 certain officers and directors, including the Chairman and the Chief Executive Officer, acquired 150,000 shares from the Chief Technical Officer in a private transaction.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits.

None.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewCardio, Inc.

Date: June 7, 2011	By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer